Exhibit 99.1

Data Presented at ENDO 2021 Differentiate LUM-201 from Standard Growth Hormone Secretagogues and Further Support LUM-201’s Potential as a Therapeutic for Pediatric Growth Hormone Deficiency

Data show greater GH response in pediatric growth hormone deficiency (PGHD) from LUM-201 than standard GH secretagogues

AUSTIN, TX, March 20, 2021 - Lumos Pharma, Inc. (NASDAQ: LUMO), a clinical-stage biopharmaceutical company focused on therapeutics for rare diseases, announced that the poster 7102 entitled, “LUM-201 Elicits Greater GH Response than Standard GH Secretagogues in Pediatric Growth Hormone Deficiency,” is being presented by authors Bright, G., et al in Poster Session 33 at ENDO 2021, the Endocrine Society’s Annual Meeting, taking place virtually from March 20-23, 2021. The poster can be viewed on the ENDO website and may also be found on the Company’s website in the Investors & Media section, under “Posters & Publications.”

“These data presented today at the Endocrine Society Annual Meeting illustrate LUM-201’s unique ability to stimulate peak GH levels significantly higher than those produced by standard GH secretagogues,” noted John McKew, PhD, Chief Operating Officer and Chief Scientific Officer of Lumos Pharma. “This coupled with previously published data by Nass, et al showing a 24-hour PD effect measured by GH release in adults taking LUM-201 demonstrate that LUM-201 is quite distinct from other secretagogues in its ability to be used therapeutically. These results further support data analyses by Bright, et al and Blum, et al recently published in the Journal of the Endocrine Society demonstrating that LUM-201 has the potential to elicit a therapeutic response in pediatric patients with moderate growth hormone deficiency, or 60% of the total PGHD population, as identified by our specific predictive enrichment markers and give us greater confidence in the potential efficacy of LUM-201 in this patient population.”

Poster 7102 presents an analysis of data from a prior clinical study comparing the peak growth hormone (GH) response of LUM-201 (formerly MK-0677) to that of standard GH secretagogues (clonidine, arginine, L-dopa, glucagon, insulin) in children naïve-to-treatment, previously diagnosed with growth hormone deficiency (GHD). The objective was to determine whether LUM-201 stimulates GH responses different from standard GH secretagogues. In this study, a single 0.8 mg/kg oral dose of LUM-201 was administered to 68 prepubertal children with GHD with median baseline age of 9.2 years, height SDS -3.3, pre-treatment height velocity (HV) of 4.0 cm/yr, and baseline IGF-1 of 51 ng/mL. The results showed a median maximal GH response to a single oral dose of LUM-201 of 15.0 ng/mL, a statistically significant difference compared to a 5.4 ng/mL GH peak response to various pairs of standard GH stimulation tests (p<0.00001). In a multivariate analysis (r2 =0.73) differential GH increased with higher values of baseline IGF-1 (p < 0.00001) and standard GH stimulation test (p = 0.047) but was not influenced by age (p = 0.16), sex (p = 0.28), baseline HV (p = 0.24), age-bone age differences (p = 0.33) or height-SDS (p = 0.75).

Exhibit 99.1
The analysis demonstrates that in children with GHD, the GH response to a single oral dose of LUM-201 greatly exceeds that observed with standard GH stimulation agents. The difference in GH responses increases with higher baseline concentrations of IGF-1 and higher GH stimulation test results. The synergistic actions of LUM-201 on the physiological mechanisms regulating GH release explain why GH responses are greater in response to LUM-201 compared to traditional tests used to diagnose PGHD and indicates that the greatest differences may be found in children with more moderate degrees of GHD.

About Lumos Pharma
Lumos Pharma, Inc. is a clinical stage biopharmaceutical company focused on the development and commercialization of therapeutics for rare diseases. Lumos Pharma was founded and is led by a management team with longstanding experience in rare disease drug development and received early funding from leading healthcare investors, including Deerfield Management, a fund managed by Blackstone Life Sciences, Roche Venture Fund, New Enterprise Associates (NEA), Santé Ventures, and UCB. Lumos Pharma’s lead therapeutic candidate is LUM-201, an oral growth hormone stimulating small molecule, currently being evaluated in a Phase 2b clinical trial, the OraGrowtH210 Trial, for the treatment of Pediatric Growth Hormone Deficiency (PGHD). If approved by the FDA, LUM-201 would provide an orally administered alternative to daily injections that current PGHD patients endure for many years of treatment. LUM-201 has received Orphan Drug Designation in both the US and EU. For more information, please visit https://lumos-pharma.com/.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements of Lumos Pharma, Inc. (the “Company”) that involve substantial risks and uncertainties. All such statements contained in this press release are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words “forecast,” “projected,” "guidance," "upcoming," "will," “would,” "plan," “intend,” "anticipate," "approximate," "expect," “potential,” “imminent,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, plans related to execution of clinical trials, and any other statements other than statements of historical fact. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements that the Company makes due to a number of important factors, including the effects of pandemics or other widespread health problems such as the ongoing COVID-19 pandemic, the outcome of our future interactions with regulatory authorities, the outcome of our Phase 2b OraGrowtH210 Trial for LUM-201, our ability to project future cash utilization and reserves needed for contingent future liabilities and business operations, the availability of sufficient resources for our operations and to conduct or continue planned clinical development programs, the ability to obtain the necessary patient enrollment for our product candidate in a timely manner, the ability to successfully develop our product candidate, the risks associated with the process of developing, obtaining regulatory approval for and commercializing drug candidates such as LUM-201 that are safe and effective for use as human therapeutics, the timing and ability of Lumos to raise additional equity capital as needed and other risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements as discussed in "Risk Factors" and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed with the SEC. The forward-looking statements in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause their views to change. However, while it may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. You should,

Exhibit 99.1
therefore, not rely on these forward-looking statements as representing the Company’s views as of any date subsequent to the date of this press release.
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Investor & Media Contact:

Lisa Miller
Lumos Pharma Investor Relations
512-792-5454
ir@lumos-pharma.com